EXHIBIT 99.2
PAYCHEX, INC. PRELIMINARY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) reviews the operating results of Paychex, Inc. and its wholly owned subsidiaries (“Paychex,” “we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2010 (“fiscal 2010”), May 31, 2009 (“fiscal 2009”), and May 31, 2008 (“fiscal 2008”), and our financial condition as of May 31, 2010. This review provides analysis and disclosure in addition to the disclosure contained in our press release dated June 23, 2010, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”).
     This MD&A is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2010 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2010 fiscal year end. The fiscal 2010 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final MD&A that will satisfy the requirements of Item 303 of Regulation S-K.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in United States (“U.S.”) employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.

     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this Form 8-K to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.
Overview
     We are a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs. Our payroll services are the foundation of our service portfolio. They are provided through either our core payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).
     In addition to the above, our software-as-a-service option through our MMS platform provides human resource management, employee benefits management, time and attendance systems, online expense reporting, and applicant tracking.
     Our Human Resource Services primarily include:
•	Paychex HR Solutions, under which we offer our Paychex Premier® Human Resources (“Paychex Premier”) and Professional Employer Organization (“PEO”);

•	retirement services administration;

•	insurance services;

•	e-services; and

•	other human resource services and products.
     We mainly earn revenue through recurring fees for services performed. Service revenue is primarily driven by the number of clients, checks or transactions per client per pay period, and utilization of ancillary services. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our business strategy is focused on achieving strong long-term financial performance by providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technological and operating infrastructure; and expanding our service offerings.
     Our financial results for fiscal 2010 were impacted by the cumulative adverse effects of the economic recession in the U.S. and global financial crisis that began in 2008. Unemployment rates in the U.S. reached a high in October 2009, and have remained high. The equity markets reached a low in March 2009, with interest rates on high quality instruments remaining low since then. The Federal Funds rate has been at a range of zero to 0.25% since December 2008. Our combined funds held for clients and corporate investment portfolios earned an average rate of return of 1.5% for fiscal 2010, compared to 2.1% for fiscal 2009 and 3.7% for fiscal 2008.
     The weak economy affects our ability to sell and retain clients, reduces our transaction volumes related to fewer employees in our client base, and results in lower average invested balances in our funds held for clients portfolio. Our results, while reflecting a decline compared to fiscal 2009, were in line with our expectations. Although the economy has remained weak throughout fiscal 2010, our key indicators reflected modest improvement as the fiscal year progressed.

     Highlights of our financial results for fiscal 2010 compared to fiscal 2009 are as follows:
•	Payroll service revenue decreased 5% to $1.4 billion.

•	Human Resource Services revenue increased 3% to $540.9 million.

•	Interest on funds held for clients decreased 27% to $55.0 million.

•	Total revenue decreased 4% to $2.0 billion.

•	Operating income decreased 10% to $724.8 million, and operating income, net of certain items, decreased 6% to $688.5 million. Refer to the “Non-GAAP Financial Measure” discussion below for further information on operating income, net of certain items.

•	Operating income reflected an expense charge of $18.7 million to increase the litigation reserve for the Rapid Payroll court decision during the third quarter of fiscal 2010, which reduced diluted earnings per share by $0.03 per share.

•	Net income and diluted earnings per share decreased 11% to $477.0 million and $1.32 per share, respectively.

•	Cash flow from operations decreased 11% to $610.9 million, primarily related to the decline in net income and fluctuations in operating assets and liabilities.

•	Dividends of $448.6 million were paid to stockholders, representing 94% of net income.
Non-GAAP Financial Measure
     In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Operating income, net of certain items, decreased 6% to $688.5 million for fiscal 2010 compared to $729.7 million for fiscal 2009 and $696.5 million for fiscal 2008.
Business Outlook
     Our client base was approximately 536,000 clients as of May 31, 2010, compared to approximately 554,000 clients as of May 31, 2009, and approximately 572,000 clients as of May 31, 2008. Our client base declined 3.2% for fiscal 2010, compared to a decline of 3.1% for fiscal 2009 and growth of 2.0% for fiscal 2008. The reduction in our client base for fiscal 2010 reflects the impact of weaker economic conditions on our ability to attract and retain clients. The environment for new sales remained difficult and new sales units decreased 4.9% for fiscal 2010 compared to fiscal 2009 as a result of low levels of new business formation and fewer companies moving to outsourcing.
     Client retention was at 77% of our beginning of the year client base. While this was relatively consistent with the prior year, we have begun to see some signs of improvement, as clients lost in fiscal 2010 decreased 6% compared to fiscal 2009. Clients lost due to companies going out of business or no longer having any employees decreased 11% for fiscal 2010, compared to an increase of 17% for fiscal 2009. We focus on satisfying customers to maximize client retention, and for fiscal 2010 we again received high client satisfaction results.

     Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. Although the growth rates for our ancillary services for fiscal 2010 were slower than we have seen historically due to the impacts of the weak economy, we continue to see opportunities within these services. The following statistics demonstrate the growth in our ancillary service offerings:

As of May 31,	2010	2009	2008
Payroll tax administration services penetration	94%	93%	93%
Employee payment services penetration	77%	75%	73%
Paychex HR Solutions client employees served	502,000	453,000	439,000
Paychex HR Solutions clients	19,000	18,000	16,000
Insurance services clients(1)	92,000	86,000	79,000
Retirement services clients	51,000	50,000	48,000

(1)	Includes workers’ compensation insurance clients and health and benefits services clients.
     Continued investment in our business is critical to our success. In fiscal 2010, we made investments in our sales force and in our technological infrastructure. Our sales force increased 2% to 2,340 sales representatives for fiscal 2010, and is expected to grow 2% to 2,380 sales representatives for the fiscal year ending May 31, 2011 (“fiscal 2011”). This growth is driven primarily by increases in insurance services and other Human Resource Services offerings.
     We have invested over $60 million in an enhanced platform for our core payroll processing capability, which was fully implemented in fiscal 2010. This new platform allows us to leverage efficiencies in our processes and continue to provide excellent customer service to our clients. Over the next few years, we expect to expand our enhanced platform to additional service offerings.
     We continued expansion of our insurance services nationwide, simplifying the process for our clients to obtain coverage through our network of national and regional insurers. We see our insurance services as an area that continues to offer significant opportunities for future growth.
     We also strengthened our position as an expert in our industry by serving as a source of education and information to clients and other interested parties. The new Paychex Insurance Agency website helps small business owners navigate the area of insurance coverage. In addition, we provide information for existing and prospective clients on the impacts of regulatory changes, such as the Hiring Incentives to Restore Employment (“HIRE”) Act and the recently passed federal health care reform bill.
      Our Paychex Premier and PEO are being offered under Paychex HR Solutions. We integrated the sales and service model to support and expand our comprehensive human resource outsourcing services nationwide. This allowed us to eliminate redundancies, and create more flexible options for potential clients. PEO services will continue to be sold by the registered and licensed Paychex Business Solutions, Inc. and its affiliates.
     Looking to the future, we continue to focus on investing in our products, people, and service capabilities. This will position us to capitalize on opportunities for long term growth.
Financial position and liquidity
     The current credit crisis has resulted in unprecedented volatility in the global financial markets, which has curtailed available liquidity and limited investment choices. Despite this macroeconomic environment, as of May 31, 2010, our financial position remained strong with cash and total corporate investments of $656.9 million and no debt.

     We continue to follow our conservative investment strategy of maximizing liquidity and protecting principal. In the past twenty months, this has translated to significantly lower yields on high quality instruments, negatively impacting our income earned on funds held for clients and corporate investments. Since September 2008, our primary short-term investment vehicle has been U.S. agency discount notes. However, we have seen gradual improvements in liquidity in certain money market sectors, and starting in November 2009 we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”). During fiscal 2010, we earned an after-tax rate of approximately 0.21% on VRDNs compared to approximately 0.07% for U.S. agency discount notes. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer. We believe that our investments as of May 31, 2010 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. All investments held as of May 31, 2010 are traded in active markets.
     Our primary source of cash is our ongoing operations. Cash flow from operations was $610.9 million for fiscal 2010. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. Our positive cash flows in fiscal 2010 allowed us to support our business and to pay substantial dividends to our stockholders. During fiscal 2010, dividends paid to stockholders were 94% of net income. It is anticipated that cash and total corporate investments as of May 31, 2010, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
     For further analysis of our results of operations for fiscal years 2010, 2009, and 2008, and our financial position as of May 31, 2010, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review and the discussion in the “Critical Accounting Policies” section of this review.
Outlook
     Our outlook for fiscal 2011 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We project that payroll service revenue for fiscal 2011 will be flat compared to fiscal 2010. Human Resource Services revenue is anticipated to increase in the range of 10% to 13%. Interest on funds held for clients is expected to decrease in the range of 12% to 17%, while investment income, net is expected to increase in the range of 24% to 27%.
     Operating income, net of certain items, as a percentage of total service revenue is expected to range from 34% to 35% for fiscal 2011. The effective income tax rate is expected to approximate 35% for fiscal 2011. Net income is expected to improve slightly over fiscal 2010. However, when the impact of the expense charge to increase the litigation reserve is excluded from fiscal 2010, net income growth for fiscal 2011 is expected to be flat.
     Interest on funds held for clients and investment income for fiscal 2011 are expected to be impacted by the low-interest-rate environment. The average rate of return on our combined interest on funds held for clients and corporate investment portfolios is expected to be 1.3% for fiscal 2011. As of May 31, 2010, the long-term investment portfolio had an average yield-to-maturity of 2.9% and an average duration of 2.5 years. In the next twelve months, slightly over 15% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.0%. Investment income is expected to benefit from ongoing investment of cash generated from operations.
     Under normal financial market conditions, the impact to our earnings from a 25-basis-point increase or decrease in short-term interest rates would be approximately $3.5 million, after taxes, for a twelve-month period. Such a basis point change may or may not be tied to changes in the Federal Funds rate.
     Purchases of property and equipment for fiscal 2011 are expected to be in the range of $80 million to $85 million, as we continue to invest in our technological infrastructure. Fiscal 2011 depreciation expense is projected to be in the range of $65 million to $70 million, and we project amortization of intangible assets for fiscal 2011 to be approximately $20 million.

Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2010	Change	2009	Change	2008
Revenue:
Payroll service revenue	$1,404.9	(5%)	$1,483.7	1%	$1,462.7
Human Resource Services revenue	540.9	3%	523.6	11%	471.8

Total service revenue	1,945.8	(3%)	2,007.3	4%	1,934.5
Interest on funds held for clients	55.0	(27%)	75.5	(43%)	131.8

Total revenue	2,000.8	(4%)	2,082.8	1%	2,066.3
Combined operating and SG&A expenses	1,276.0	—	1,277.6	3%	1,238.0

Operating income	724.8	(10%)	805.2	(3%)	828.3
As a % of total revenue	36%		39%		40%
Investment income, net	4.5	(34%)	6.9	(74%)	26.5

Income before income taxes	729.3	(10%)	812.1	(5%)	854.8
As a % of total revenue	36%		39%		41%
Income taxes	252.3	(9%)	278.6	—	278.7

Effective income tax rate	34.6%		34.3%		32.6%
Net income	$477.0	(11%)	$533.5	(7%)	$576.1

As a % of total revenue	24%		26%		28%
Diluted earnings per share	$1.32	(11%)	$1.48	(5%)	$1.56

     We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2010, we had no exposure to high-risk or illiquid investments. Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2010	2009	2008
Average investment balances:
Funds held for clients	$3,167.9	$3,323.3	$3,408.9
Corporate investments	653.8	538.2	716.7

Total	$3,821.7	$3,861.5	$4,125.6

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.6%	2.2%	3.7%
Corporate investments	0.8%	1.4%	3.7%
Combined funds held for clients and corporate investments	1.5%	2.1%	3.7%
Net realized gains:
Funds held for clients	$3.2	$1.1	$6.4
Corporate investments	—	—	—

Total	$3.2	$1.1	$6.4

$ in millions
As of May 31,	2010	2009	2008
Net unrealized gains on available-for-sale securities (1)	$66.6	$66.7	$24.8
Federal Funds rate (2)	0.25%	0.25%	2.00%
Three-year “AAA” municipal securities yield	0.99%	1.35%	2.65%
Total fair value of available-for-sale securities	$2,151.8	$1,780.9	$3,353.5
Weighted-average duration of available-for-sale securities in years (3)	2.5	2.5	2.7
Weighted-average yield-to-maturity of available-for-sale securities (3)	2.9%	3.3%	3.4%

(1)	The net unrealized gain of our investment portfolios was approximately $62.4 million as of June 18, 2010.

(2)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2010 and 2009.

(3)	These items exclude the impact of VRDNs held as of May 31, 2010 and 2008, as they are tied to short-term interest rates. We did not hold any VRDNs as of May 31, 2009.

     Payroll service revenue: Payroll service revenue decreased 5% to $1.4 billion for fiscal 2010 as a result of the cumulative adverse effects of weak economic conditions on our client base and check volume. Our client base decreased 3.2% during fiscal 2010 and checks per client decreased 2.6% for fiscal 2010 compared to fiscal 2009. Checks per client has shown modest improvement in each sequential quarter of fiscal 2010, reflecting year-over-year declines of 5.0%, 3.7%, and 2.2% for the first through third fiscal quarters, and an increase of 1.1% for the fourth quarter. At the end of fiscal 2010, checks per client were slightly higher than at the end of fiscal 2009. Payroll service revenue increased 1% to $1.5 billion for fiscal 2009 due to our annual price increase and growth in utilization of our ancillary payroll services, offset by impacts of weak economic conditions. During fiscal 2009, our client base declined 3.1%, affected by a decline in new client sales from new business starts and clients lost due to companies going out of business or no longer having any employees. Checks per client declined 2.9% for fiscal 2009.
     Our payroll tax administration services were utilized by 94% of all our clients as of May 31, 2010, compared with 93% as of May 31, 2009 and 2008. Our employee payment services were utilized by 77% of our clients as of May 31, 2010, compared with 75% as of May 31, 2009 and 73% as of May 31, 2008. Nearly all new clients purchase our payroll tax administration services and more than 80% of new clients select a form of our employee payment services.
     Human Resource Services revenue: Human Resource Services revenue increased 3% for fiscal 2010 and 11% for fiscal 2009 to $540.9 million and $523.6 million, respectively. The following factors contributed to Human Resource Services revenue growth for fiscal 2010 and fiscal 2009:

$ in billions
As of May 31,	2010	Change	2009	Change	2008
Paychex HR Solutions client employees served	502,000	11%	453,000	3%	439,000
Paychex HR Solutions clients	19,000	8%	18,000	10%	16,000
Insurance services clients (1)	92,000	7%	86,000	9%	79,000
Retirement services clients	51,000	3%	50,000	2%	48,000
Asset value of retirement services client employees’ funds	$11.3	33%	$8.5	(12%)	$9.7

(1)	Includes workers’ compensation insurance clients and health and benefits services clients.
      In addition, growth in products that are primarily beneficial to our MMS clients contributed positively to Human Resource Services revenue growth for fiscal 2010. Health and benefits service revenue increased 49% to $31.0 million for fiscal 2010 and increased 70% to $20.9 million for fiscal 2009.
     While the above factors contributed to the revenue growth in both fiscal 2010 and fiscal 2009 as compared to the respective prior year periods, the rates of growth have been adversely affected by the cumulative impact of weak economic conditions on our client base growth. This particularly affected retirement services, although we have seen client growth for retirement services rebound somewhat late in fiscal 2010 as client losses have improved compared to the prior year.
     Retirement services revenue growth was impacted in both fiscal 2010 and fiscal 2009 by billings in fiscal 2009 related to restatements of clients’ retirement plans required by statute, which are not expected to recur for approximately six years. This favorably impacted retirement services revenue growth for fiscal 2009 by $12.4 million and did not recur in fiscal 2010.
     In fiscal 2010, Human Resource Services revenue was also impacted by the sale of Stromberg time and attendance (“Stromberg”), an immaterial component of Paychex. Our Human Resource Services revenue growth, excluding Stromberg revenue and the retirement plan restatement billings, would have been as follows:

% Change	2010	2009	2008
Human Resource Services revenue, as reported	3%	11%	19%
Human Resource Services revenue excluding Stromberg revenue and retirement plan restatement billings	8%	8%	20%
     In fiscal 2010, the 33% increase in the asset value of retirement services client employees’ funds was driven by recovery in the financial markets and increased levels of larger plans converting to Paychex. For fiscal 2009, the volatility in the financial markets caused the asset value of retirement services client employees’ funds to decline 12%. The S&P 500 declined 34% during the same period. For both fiscal 2010 and fiscal 2009, retirement services revenue growth was adversely impacted by a shift in the mix of assets in the retirement services client employees’ funds to investments earning lower fees from external fund managers.

     For fiscal 2009, the decline in asset value and the shift in client employees’ retirement portfolios to investments earning lower fees from external fund managers reduced retirement services revenue growth by $8.9 million. Also for fiscal 2009, Paychex HR Solutions revenue growth was adversely impacted by fewer employees per client, decreasing revenue by $8.7 million.
     Total service revenue: Total service revenue declined 3% for fiscal 2010 and increased 4% for fiscal 2009. The cumulative effect of the weak economy had a negative impact on service revenue growth as previously described.
     Interest on funds held for clients: The decrease of 27% in interest on funds held for clients for fiscal 2010 compared to fiscal 2009 was the result of lower average interest rates earned and lower average investment balances, offset somewhat by higher net realized gains on sales of available-for-sale securities. The decrease of 43% in interest on funds held for clients for fiscal 2009 compared to fiscal 2008 was the result of lower average interest rates earned, lower average investment balances, and lower net realized gains on sales of available-for-sale securities.
     Average investment balances for funds held for clients decreased 5% for fiscal 2010 and 3% for fiscal 2009. These declines were the result of the cumulative adverse effect of weak economic conditions on our client base and lower tax withholdings for client employees resulting from the American Recovery and Reinvestment Act of 2009 (the “economic stimulus package”). In the second half of 2010, the impact of these factors was partially offset by increases in state unemployment insurance rates for the 2010 calendar year. The economic stimulus package went into effect in April 2009, and its impact on year-over-year comparisons of average invested balances has abated in the fourth quarter of fiscal 2010. This factor, along with the increases in state unemployment insurance rates, resulted in average invested balances for funds held for clients growing 3% for the fourth quarter of fiscal 2010 compared to the same period in fiscal 2009.
     Refer to the “Market Risk Factors” section of this review for more information on changing interest rates.
     Combined operating and SG&A expenses: The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for fiscal years:

In millions	2010	Change	2009	Change	2008
Compensation-related expenses	$829.3	(1%)	$835.1	4%	$804.7
Stock-based compensation costs	25.6	—	25.7	1%	25.4
Facilities expenses	60.4	1%	59.6	4%	57.4
Depreciation of property and equipment	64.6	1%	64.0	4%	61.4
Amortization of intangible assets	21.9	—	21.8	13%	19.2
Other expenses	255.5	(6%)	271.4	1%	269.9

	1,257.3	(2%)	1,277.6	3%	1,238.0
Expense charge to increase the litigation reserve	18.7	100%	—	—	—

Total operating and SG&A expenses	$1,276.0	—	$1,277.6	3%	$1,238.0

     During fiscal 2010, we recorded an expense charge of $18.7 million to increase our litigation reserve. Excluding the expense charge to increase the litigation reserve, combined operating and SG&A expenses decreased 2% for fiscal 2010 and increased 3% for fiscal 2009. The decline for fiscal 2010 was generated from cost control measures and lower headcount, offset slightly by costs related to continued investment in our sales force, customer service, and technological infrastructure. In fiscal 2010, we had a freeze on salary increases and made no matching contributions to our 401(k) plan. We reinstituted salary increases beginning March 1, 2010, but the freeze saved us approximately $15.0 million for 2010. No decision has been made on the reinstatement of the 401(k) match, although we have saved approximately $15.0 million for fiscal 2010 from its suspension. The increase for fiscal 2009 was primarily due to increases in personnel, though at a slower pace than prior years, and other costs related to selling and retaining clients and promoting new services. As of May 31, 2010, we had approximately 12,200 employees compared with approximately 12,500 employees as of May 31, 2009 and 12,200 employees as of May 31, 2008.
     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client list acquisitions, which are amortized using either straight-line or accelerated methods. The increase in amortization in fiscal 2009 was a result of intangibles from acquisitions and client list acquisitions. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.
     Operating income: Operating income declined 10% and 3% for fiscal 2010 and fiscal 2009, respectively. The fluctuations in operating income were attributable to the factors previously discussed.

     Operating income, net of certain items, is as follows for fiscal years:

In millions	2010	Change	2009	Change	2008
Operating income	$724.8	(10%)	$805.2	(3%)	$828.3
Excluding:
Interest on funds held for clients	(55.0)	(27%)	(75.5)	(43%)	(131.8)
Expense charge to increase the litigation reserve	18.7	100%	—	—	—

Operating income, net of certain items	$688.5	(6%)	$729.7	5%	$696.5

     Refer to the previous discussion of operating income, net of certain items, in the “Non-GAAP Financial Measure” section on page 3.
     Investment income, net: Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The decrease of 34% in investment income for fiscal 2010 compared to fiscal 2009 was the result of lower average interest rates earned offset somewhat by higher average investment balances resulting from investment of cash generated from operations. The decrease of 74% in investment income for fiscal 2009 compared with fiscal 2008 was primarily due to lower average interest rates earned and lower average investment balances attributed to funding the stock repurchase program, which was completed in December 2007.
     Income taxes: Our effective income tax rate was 34.6% for fiscal 2010, compared with 34.3% for fiscal 2009, and 32.6% for fiscal 2008. The increase in our effective income tax rate for fiscal 2010 was primarily the result of higher state income tax rates from state legislative changes. The increase in the effective income tax rate for fiscal 2009 was primarily the result of lower levels of tax-exempt income derived from municipal debt securities in the funds held for clients and corporate investment portfolios.
     Net income and earnings per share: Net income decreased 11% for fiscal 2010 and 7% for fiscal 2009 to $477.0 million and $533.5 million, respectively. Diluted earnings per share decreased 11% for fiscal 2010 and 5% for fiscal 2009 to $1.32 per share and $1.48 per share, respectively. These fluctuations were attributable to the factors previously discussed. In particular, the $18.7 million expense charge to increase the litigation reserve reduced diluted earnings per share by $0.03 per share for fiscal 2010. Combined interest on funds held for clients and corporate investment income for fiscal 2010 decreased 28% or $22.8 million, reducing diluted earnings per share by $0.04 per share. For fiscal 2009, combined interest on funds held for clients and corporate investment income decreased 48% or $76.0 million, reducing diluted earnings per share by $0.14 per share. For fiscal 2009, diluted earnings per share decreased at a lower rate than net income due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program completed in December 2007.
Liquidity and Capital Resources
     The volatility in the global financial markets that began in September 2008 curtailed available liquidity and limited investment choices. Despite this macroeconomic environment, our financial position as of May 31, 2010 remained strong with cash and total corporate investments of $656.9 million and no debt. We also believe that our investments as of May 31, 2010 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. It is anticipated that cash and total corporate investments as of May 31, 2010, along with projected operating cash flows, are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Commitments and Contractual Obligations
     Lines of credit: As of May 31, 2010, we had unused borrowing capacity available under four uncommitted, secured, short-term lines of credit at market rates of interest with financial institutions as follows:

Financial institution	Amount available	Expiration date
JP Morgan Chase Bank, N.A.	$350 million	February 2011
Bank of America, N.A.	$250 million	February 2011
PNC Bank, National Association	$150 million	February 2011
Wells Fargo Bank, National Association	$150 million	February 2011

     Our credit facilities are evidenced by promissory notes and are secured by separate pledge security agreements by and between Paychex, Inc. and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a control agreement and is to be administered under an intercreditor agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.
     The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against these lines of credit during fiscal 2010 or as of May 31, 2010.
     JP Morgan Chase Bank, N.A. and Bank of America, N.A. are also parties to our irrevocable standby letters of credit, which arrangements are discussed below.
     Letters of credit: As of May 31, 2010, we had irrevocable standby letters of credit outstanding totaling $50.3 million, required to secure commitments for certain of our insurance policies. The letters of credit expire at various dates between July 2010 and May 2011, and are collateralized by securities held in our investment portfolios. No amounts were outstanding on these letters of credit during fiscal 2010 or as of May 31, 2010.
     Other commitments: We have entered into various operating leases and purchase obligations that, under GAAP, are not reflected on the Consolidated Balance Sheets as of May 31, 2010. The table below summarizes our estimated annual payment obligations under these commitments as of May 31, 2010:

	Payments due by period
		Less than			More than
In millions	Total	1 year	1-3 years	4-5 years	5 years
Operating leases(1)	$147.9	$41.5	$59.8	$32.0	$14.6
Purchase obligations(2)	73.0	46.2	23.6	2.4	0.8

Total	$220.9	$87.7	$83.4	$34.4	$15.4

(1)	Operating leases are primarily for office space and equipment used in our branch operations.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $8.9 million of commitments to purchase capital assets. Amounts actually paid under certain of these arrangements may be higher due to variable components of these agreements.
     The liability for uncertain tax positions was approximately $27.5 million as of May 31, 2010. We are not able to reasonably estimate the timing of future cash flows and have excluded this liability from the table above. We are currently under a state income tax audit for the years ended May 31, 2004 through 2007. The examination phase of the audit is expected to conclude within the next twelve months; however, based on the current status of the examination, it is not reasonably possible to estimate the impact, if any, to the amount of unrecognized tax benefits.
     Certain deferred compensation plan obligations and other long-term liabilities amounting to $46.9 million are excluded from the table above because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.
     Advantage Payroll Services Inc. (“Advantage”) has license agreements with independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex and Advantage provide all centralized back-office payroll processing and payroll tax administration services. Under these arrangements, Advantage pays the Associates commissions based on processing activity for the related clients. When we acquired Advantage, there were fifteen Associates. Over the past few years, some arrangements with various Associates have been discontinued, and there are currently fewer than ten Associates. Since the actual amounts of future payments are uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates for fiscal years 2010, 2009, and 2008 was $9.9 million, $12.3 million, and $15.3 million, respectively.

     We guarantee performance of service on annual maintenance contracts for clients who financed their service contracts through a third party. In the normal course of business, we make representations and warranties that guarantee the performance of services under service arrangements with clients. Historically, there have been no material losses related to such guarantees. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services provided to us.
     We currently self-insure the deductible portion of various insured exposures under certain employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities on our Consolidated Balance Sheets. Historically, the amounts accrued have not been material. We also maintain insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability, and acts of terrorism; and capacity for deductibles and self-insured retentions through our captive insurance company.
Off-Balance Sheet Arrangements
     As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. We do maintain investments as a limited partner in low-income housing projects that are not considered part of our ongoing operations. These investments are accounted for under the equity method of accounting and are less than 1% of our total assets as of May 31, 2010.
Cash Flow Activities

	Year ended May 31,
In millions	2010	2009	2008
Net income	$477.0	$533.5	$576.1
Non-cash adjustments to net income	161.3	134.4	125.4
Cash (used in)/provided by changes in operating assets and liabilities	(27.4)	20.9	23.2

Net cash provided by operating activities	$610.9	$688.8	$724.7

     The decrease in our operating cash flows for fiscal 2010 related primarily to lower net income adjusted for non-cash items and changes in operating assets and liabilities. The increase in non-cash adjustments to net income in fiscal 2010 is primarily due to the $18.7 million expense charge to increase the litigation reserve, partially offset by the related increase in deferred tax benefit. The decrease in our operating cash flows for fiscal 2009 was attributable to lower net income. The increase in non-cash adjustments to net income in fiscal 2009 is primarily due to higher depreciation and amortization on property and equipment and intangible assets. The fluctuations in our operating assets and liabilities between periods for both fiscal 2010 and fiscal 2009 were primarily related to the timing of collections from clients and payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2010	2009	2008
Net change in funds held for clients and corporate investment activities	$(341.2)	$491.4	$1,067.3
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(61.3)	(64.1)	(81.6)
Sale/(acquisition) of businesses	13.1	(6.4)	(32.9)
Purchases of other assets	(11.9)	(16.4)	(19.6)

Net cash (used in)/provided by investing activities	$(401.3)	$404.5	$933.2

     Funds held for clients and corporate investments: Funds held for clients consist of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities.

     The fluctuations in the net change in funds held for clients and corporate investment activities reflect the changing mix of investments. As a result of volatility in the financial market, in September 2008 we divested of any VRDN securities held and began to utilize U.S. agency discount notes as our primary short-term investment vehicle. U.S. agency discount notes are cash equivalents. VRDNs, although priced and traded as short-term securities, are classified as available-for-sale securities and the cash paid and proceeds received for these securities are included in investing activities. As a result of the divestiture, the proceeds from sales of available-for-sale securities exceeded the purchases of available-for-sale securities in fiscal 2009. Much of these proceeds were held as cash equivalents in the funds held for clients portfolio. In November 2009, we began to again invest in select A-1/P-1-rated VRDNs, although at considerably lower levels than in the prior year. We utilized some of our cash equivalents to purchase these VRDNs, and in fiscal 2010 these purchases of available-for-sale securities were in excess of funds received from any sales of available-for-sale securities. Also in fiscal 2010, more corporate funds have been invested in longer-term municipal bonds. There is a significant decline in net cash received from changes in funds held for clients and corporate investment activities in fiscal 2009 compared to fiscal 2008 related to proceeds from sales of available-for-sale securities in fiscal 2008 that were not reinvested as part of the funding of the $1.0 billion stock repurchase program completed in December 2007.
     In general, fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.
     Purchases of long-lived assets: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal 2010, fiscal 2009, and fiscal 2008, we purchased approximately $3.2 million, $4.5 million, and $4.4 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board”).
     During fiscal 2010, we received $13.1 million from the sale of Stromberg, an immaterial component of the Company. During fiscal 2009 and fiscal 2008, we paid $6.4 million and $32.9 million, respectively, related to acquisitions of businesses. The acquisitions in fiscal 2008 related mainly to employee benefits products. The purchases of other assets were for customer lists.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2010	2009	2008
Net change in client fund obligations	$42.3	$(346.0)	$(198.7)
Repurchases of common stock	—	—	(1,000.0)
Dividends paid	(448.6)	(447.7)	(442.1)
Proceeds from and excess tax benefit related to exercise of stock options	8.2	9.0	67.8

Net cash used in financing activities	$(398.1)	$(784.7)	$(1,573.0)

Cash dividends per common share	$1.24	$1.24	$1.20

     Net change in client fund obligations: The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days. As a result of May 31, 2010 being a Federal holiday, client fund obligations were higher as collections were made on Friday, May 28, 2010 that were not remitted to client employees and tax or regulatory agencies until June 2010. Also, in fiscal 2010 we have seen an increase in client fund obligations as a result of higher withholdings for state unemployment insurance related to rate increases for the 2010 calendar year.
     Repurchases of common stock: We repurchased 23.7 million shares of common stock for a total of $1.0 billion under our stock repurchase program completed in December 2007.
     Dividends paid: A quarterly dividend of $0.31 per share was paid to stockholders of record during fiscal 2010 and fiscal 2009. In July 2008, our Board approved a 3% increase in our quarterly dividend payment to $0.31 per share from $0.30 per share. The dividends paid as a percentage of net income totaled 94%, 84%, and 77% for fiscal 2010, fiscal 2009, and fiscal 2008, respectively. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.

     Exercise of stock options: Proceeds from and excess tax benefit related to exercise of stock options decreased for fiscal 2010 and for fiscal 2009 as compared to the respective prior years. Common shares acquired through exercise of stock options were 0.4 million shares for each of fiscal 2010 and fiscal 2009 and 2.0 million shares for fiscal 2008.
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenue, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.
     Revenue recognition: Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenue is largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned from delivery service for the distribution of certain client payroll checks and reports is included in service revenue, and the costs for delivery are included in operating expenses on the Consolidated Statements of Income.
     PEO revenue is included in service revenue and is reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred were $3.1 billion for fiscal 2010 and $2.6 billion for both fiscal 2009 and fiscal 2008.
     Revenue from certain time and attendance solutions is recognized when all of the following are present: persuasive evidence that an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.
     In certain situations we allow a client a right of return or refund. We maintain an allowance for returns, which is based on historical data. The allowance is reviewed periodically for adequacy with any adjustment to revenue reflected in our results of operations for the period in which the adjustment is identified.
     Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax administration services and for employee payment services, and invested until remittance to the applicable tax or regulatory agencies or client employees. These collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days. The interest earned on these funds is included in total revenue on the Consolidated Statements of Income because the collecting, holding, and remitting of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sales of available-for-sale securities.
     PEO workers’ compensation insurance: Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we use an independent actuarial estimate of undiscounted future cash payments that would be made to settle the claims.
     Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including economic trends, changes in legal liability law, and damage awards, all of which could materially impact the reserves as reported in the Consolidated Financial Statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.

     We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in our results of operations for the period in which the adjustment is identified. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
     Our maximum individual claims liability was $1.0 million under both the fiscal 2010 and fiscal 2009 policies. As of May 31, 2010 and 2009, we had recorded current liabilities of $5.8 million and $7.9 million, respectively, and long-term liabilities of $20.1 million and $17.9 million, respectively, for workers’ compensation claims.
     Valuation of investments: Our investments in available-for-sale securities are reported at fair value. In determining the fair value of our available-for-sale securities, we utilize the Interactive Data Pricing Service, a market approach. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value of investments are included in comprehensive income, net of tax. Changes in the fair value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.
     We are exposed to credit risk in connection with our available-for-sale securities from the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings, and short-term securities with A-1/P-1 ratings, and by limiting amounts that can be invested in any single issuer. We regularly review our investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the fair value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and whether it is more-likely-than-not that we would be required to sell the investment prior to the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumptions related to any particular investment.
     Goodwill and other intangible assets: We have $421.6 million and $433.3 million of goodwill recorded on our Consolidated Balance Sheet as of May 31, 2010 and 2009, respectively, resulting from acquisitions of businesses. The decrease in goodwill was due to the divestiture in fiscal 2010 of Stromberg, an immaterial component of the Company.
     Goodwill is not amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. We perform our annual review in our fiscal fourth quarter. Based on the results of our goodwill impairment review, no impairment loss was recognized in the results of operations for fiscal 2010 or fiscal 2009. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.
     We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
     Stock-based compensation costs: All stock-based awards to employees, including grants of stock options, are recognized as compensation costs in our Consolidated Financial Statements based on their fair values measured as of the date of grant. We estimate the fair value of stock option grants using a Black-Scholes option pricing model. This model requires various assumptions as inputs including expected volatility of the Paychex stock price and expected option life. We estimate volatility based on a combination of historical volatility using weekly stock prices and implied market volatility, both over a period equal to the expected option life. We estimate expected option life based on historical exercise behavior.
     We are required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. Our assumptions for forfeitures were determined based on type of award and historical experience. Forfeiture assumptions are adjusted at the point in time a significant change is identified with any adjustment recorded in the period of change, and the final adjustment at the end of the requisite service period to equal actual forfeitures.

     The assumptions of volatility, expected option life, and forfeitures all require significant judgment and are subject to change in the future due to factors such as employee exercise behavior, stock price trends, and changes to type or provisions of stock-based awards. Any change in one or more of these assumptions could have a material impact on the estimated fair value of an award and on stock-based compensation costs recognized in our results of operations.
     We have determined that the Black-Scholes option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of stock option grants. We periodically reassess our assumptions as well as our choice of valuation model, and will reconsider use of this model if additional information becomes available in the future indicating that another model would provide a more accurate estimate of fair value, or if characteristics of future grants would warrant such a change.
     Income taxes: We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a deferred tax asset related to the stock-based compensation costs recognized for certain stock-based awards. At the time of exercise of non-qualified stock options or vesting of stock awards, we account for the resulting tax deduction by reducing our accrued income tax liability with an offset to the deferred tax asset and any excess tax benefit increasing additional paid-in capital. We currently have a sufficient pool of excess tax benefits in additional paid-in capital to absorb any deficient tax benefits related to stock-based awards. We also maintain a reserve for uncertain tax positions.
Market Risk Factors
     Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. As a result of our operating and investing activities, we are exposed to changes in interest rates that may materially affect our results of operations and financial position. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the fair value of our longer-term available-for-sale securities. We follow a conservative investment strategy of maximizing liquidity and protecting principal. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer and invest in short- to intermediate-term instruments whose fair value is less sensitive to interest rate changes. We manage the available-for-sale securities to a benchmark duration of two and one-half to three years. All investments held as of May 31, 2010 are traded in active markets.
     Since September 2008, our primary short-term investment vehicle has been U.S. agency discount notes. In September 2008, we sold all of our holdings of VRDNs and prime money market funds as a result of turmoil in the related markets. No losses were recognized on those sales. The proceeds from the sales of these investments were reinvested in U.S. agency discount notes. Since then, we have seen gradual improvement in liquidity in certain money market sectors, and beginning in November 2009 we began to invest in select A-1/P-1-rated VRDNs. During fiscal 2010, we earned an after-tax rate of approximately 0.21% for VRDNs as compared to approximately 0.07% for U.S. agency discount notes. We have no exposure to high-risk or illiquid investments such as auction rate securities, sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage our interest rate risk.
     During fiscal 2010, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 1.5%, compared with 2.1% for fiscal 2009 and 3.7% for fiscal 2008. With the turmoil in the financial markets, our conservative investment strategy has translated to significantly lower yields on high quality instruments. When interest rates are falling, the full impact of lower interest rates will not immediately be reflected in net income due to the interaction of short- and long-term interest rate changes. During a falling interest rate environment, the decreases in interest rates decrease earnings from our short-term investments, and over time decrease earnings from our longer-term available-for-sale securities. Earnings from the available-for-sale-securities, which as of May 31, 2010 had an average duration of 2.5 years, would not reflect decreases in interest rates until the investments are sold or mature and the proceeds are reinvested at lower rates. In the next twelve months, slightly over 15% of our available-for-sale portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.0%.

     The cost and fair value of available-for-sale securities that had stated maturities as of May 31, 2010 are shown below by contractual maturity. Expected maturities can differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2010
In millions	Cost	Fair value
Maturity date:
Due in one year or less	$320.3	$324.0
Due after one year through three years	756.3	783.1
Due after three years through five years	499.5	526.1
Due after five years	509.1	518.6

Total	$2,085.2	$2,151.8

     VRDNs are primarily categorized as due after five years in the table above as the contractual maturities on these securities are typically 20 to 30 years. Although these securities are issued as long-term securities, they are priced and traded as short-term instruments because of the liquidity provided through the tender feature.
     The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2010	2009	2008
Federal Funds rate — beginning of fiscal year	0.25%	2.00%	5.25%
Rate decrease:
First quarter	—	—	—
Second quarter	—	(1.00)	(0.75)
Third quarter	—	(0.75)	(1.50)
Fourth quarter	—	—	(1.00)

Federal Funds rate — end of fiscal year (1)	0.25%	0.25%	2.00%

Three-year “AAA” municipal securities yields — end of fiscal year	0.99%	1.35%	2.65%

(1)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2010 and May 31, 2009.
     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to:
•	daily interest rate changes;

•	seasonal variations in investment balances;

•	actual duration of short-term and available-for-sale securities;

•	the proportional mix of taxable and tax-exempt investments;

•	changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous; and

•	financial market volatility and the resulting effect on benchmark and other indexing interest rates.
     Subject to these factors, a 25-basis-point change in taxable interest rates generally affects our tax-exempt interest rates by approximately 17 basis points.
     Our total investment portfolio (funds held for clients and corporate investments) averaged approximately $3.8 billion for fiscal 2010. Our anticipated allocation is approximately 50% invested in short-term securities and available-for-sale securities with an average duration of less than 30 days, and 50% invested in available-for-sale securities with an average duration of two and one-half to three years.
     The combined funds held for clients and corporate available-for-sale securities reflected a net unrealized gain of $66.6 million as of May 31, 2010, compared with a net unrealized gain of $66.7 million as of May 31, 2009. During fiscal 2010, the net unrealized gain position on our investment portfolios ranged from $55.1 million to $82.4 million. During fiscal 2009, the investment portfolios ranged from a net unrealized loss of $15.2 million to a net unrealized gain of $86.6 million. The net unrealized gain of our investment portfolios was approximately $62.4 million as of June 18, 2010.

     As of May 31, 2010 and May 31, 2009, we had $2.2 billion and $1.8 billion, respectively, invested in available-for-sale securities at fair value. The weighted-average yield-to-maturity was 2.9% and 3.3% as of May 31, 2010 and May 31, 2009, respectively. The weighted-average yield-to-maturity excludes available-for-sale securities tied to short-term interest rates such as the VRDNs held as of May 31, 2010. We held no VRDNs as of May 31, 2009. Assuming a hypothetical decrease in both short-term and longer-term interest rates of 25 basis points, the resulting potential increase in fair value for our portfolio of available-for-sale securities as of May 31, 2010, would be approximately $12.0 million. Conversely, a corresponding increase in interest rates would result in a comparable decrease in fair value. This hypothetical increase or decrease in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity. These fluctuations in fair value would have no related or immediate impact on the results of operations, unless any declines in fair value were considered to be other-than-temporary and an impairment loss recognized.
     Credit risk: We are exposed to credit risk in connection with these investments through the possible inability of borrowers to meet the terms of their bonds. We regularly review our investment portfolios to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns. We believe that the investments we held as of May 31, 2010 were not other-than-temporarily impaired. While $73.6 million of our available-for-sale securities had fair values that were below amortized cost, we believe that it is probable that the principal and interest will be collected in accordance with the contractual terms, and that the decline in the fair value to $0.4 million below amortized cost was due to changes in interest rates and was not due to increased credit risk or other valuation concerns. All of the securities with an unrealized loss as of May 31, 2010 and the majority of the securities with an unrealized loss as of May 31, 2009 held an AA rating or better. We intend to hold these investments until the recovery of their amortized cost basis or maturity and further believe that it is more-likely-than-not that we will not be required to sell these investments prior to that time. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumptions related to any particular investment.